EXHIBIT 99.2

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              March 1, 2006

ROWAN IS AWARDED TWO-YEAR ULTRA DEEP SHELF DRILLING CONTRACT

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has been awarded a two-year drilling contract by a major integrated oil and gas company to drill one or more ultra deep wells in the Gulf of Mexico.

Rowan has committed the Super Gorilla class jack-up rig Bob Palmer to the project, which should commence during the first quarter of 2007. Rowan estimates revenues from this contract will be approximately $160-170 million.

Danny McNease, Chairman and Chief Executive Officer, commented, “This contract reaffirms the market for drilling high pressure/high temperature wells deeper than 25,000 feet and provides the highest rate ever for a jack-up rig in the Gulf of Mexico.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.